UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

One Stop Systems, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2235 Enterprise Street #110

Escondido, CA 92029

ONE STOP SYSTEMS, INC.

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 14, 2025

This proxy statement supplement (the “Supplement”) dated May 9, 2025, provides updated information with respect to the Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”) filed by One Stop Systems, Inc. (the “Company”) with the Securities and Exchange Commission on April 15, 2025 regarding the annual meeting of stockholders to be held on May 14, 2025 (the “Annual Meeting”). To the extent the information in this Supplement differs from or updates information in the Proxy Statement, our stockholders should rely on the information contained in this Supplement. The Proxy Statement contains important additional information. This Supplement should only be read in conjunction with the Proxy Statement.

Withdrawal of Nominee for Election as Director

As disclosed in a Current Report on Form 8-K filed with the SEC on May 9, 2025, on May 7, 2025, Kenneth Potashner provided notice to the Company of his decision not to stand for re-election to the Board of Directors of Company (the "Board"). Mr. Potashner has served on the Board since 2006 and as Chairman of the Board since May 2019. He is also a member of the Board’s Compensation Committee and Nominations and Corporate Governance Committee. Mr. Potashner is expected to continue to serve in his respective roles through the expiration of his current term as a director, which expires at the Annual Meeting on May 14, 2025.

Mr. Potashner’s decision to not stand for re-election was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Board has determined that it will not nominate a replacement director for election at the Annual Meeting. All nominees, other than Mr. Potashner named in the Proxy Statement continue to stand for election or re-election as noted in the Proxy Statement at the Annual Meeting, and the form of proxy card included with the Proxy Statement remains valid. Any votes that are submitted for or against Mr. Potashner will be disregarded and will not be counted. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instructions, and your shares will be voted as specified therein, other than votes with respect to Mr. Potashner If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding Mr. Potashner’s name as a nominee for election as a director.

None of the other proposals to be presented in the Proxy Statement are affected by this Supplement. The shares represented by proxy cards returned or voting instructions submitted before the Annual Meeting will be voted with respect to all matters, other than the election of Mr. Potashner properly brought before the Annual Meeting as instructed on the proxy card or pursuant to the voting instructions.

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Clarifying Comments Regarding the Company’s 2025 Proxy Statement

In response to shareholder engagement and the outcome of the 2024 Annual Meeting, on March 19, 2025, the Company adopted a Second Amended and Restated Bylaws to require a Director who receives a greater number of votes “against” than “for” to tender their resignation from the Board.

The Board has reviewed and held significant discussion on the issue of super-majority voting. After careful review of other similar situated micro-cap companies, combined with other changes the Board had already approved, the Board determined it was not necessary to change the super-majority (two-thirds in each case) in the governing documents, both in the Second Amended and Restated Bylaws adopted March 19, 2025 and in the Amended and Restated Certificate of Incorporation from February 2018. In order to remove the super-majority requirements, the Company would need to amend and restate each document.

This Supplement is being made available on or about May 9, 2025.

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